Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On November 18, 2024, AeroVironment, Inc. (“AeroVironment”), Archangel Merger Sub, LLC, a Delaware limited liability company and the Company’s direct wholly owned subsidiary (“Merger Sub”), BlueHalo Financing Topco, LLC, a Delaware limited liability company (“BlueHalo”) and BlueHalo Holdings Parent, LLC, a Delaware limited liability company and sole member of BlueHalo (“Seller”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), which contemplated that Merger Sub would merge with and into BlueHalo, with BlueHalo continuing as a wholly owned subsidiary of AeroVironment. On May 1, 2025 (the “Closing Date”), AeroVironment, Merger Sub, BlueHalo, and Seller completed the transactions outlined in the Merger Agreement (the “Merger”).

On the Closing Date, AeroVironment drew on a term loan with an initial principal amount of $700.0 million (the “Term Loan”) and drew $225.0 million from its revolving credit facility (the “Revolving Facility”) to settle the existing indebtedness of BlueHalo and to settle transaction expenses at the closing of the Merger (collectively with the Term Loan, the “Financing Transactions”).

On June 30, 2025, AeroVironment announced its intention to offer and sell additional shares of its common stock, par value $0.0001 per share (the “Common Stock Offering”), and offer and sell convertible senior notes (“Convertible Notes Offering”), for aggregate gross proceeds of $1,350 million (excluding any amounts of common stock and convertible senior notes that may be sold pursuant to options granted to the underwriters of such offerings), the proceeds of which are intended to be used to repay indebtedness under the Term Loan, to repay indebtedness under the Revolving Facility, and any remainder for general corporate purposes (collectively, the “July 2025 Transactions”). The offerings are subject to market and other conditions, and there can be no assurance as to whether or when the offerings may be completed, or as to the actual size or terms of the offerings. Each of the offerings is being made pursuant to a prospectus supplement and an effective registration statement and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy any securities in the Common Stock Offering or the Convertible Notes Offering.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the Merger, the Financing Transactions, and the July 2025 Transactions as if each had occurred on April 30, 2025, for the purposes of the unaudited pro forma condensed combined balance sheet, and as if the Merger, the Financing Transactions, and the July 2025 Transactions each occurred on May 1, 2024, the first day of AeroVironment’s fiscal year ended April 30, 2025, for the purposes of the unaudited pro forma condensed combined statements of income (loss).

To comply with SEC rules and regulations for companies with different fiscal year ends, the unaudited pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days. The unaudited pro forma condensed combined financial information was prepared using as follows:

•	The unaudited pro forma condensed combined balance sheet as of April 30, 2025 combines the historical audited consolidated balance sheet of AeroVironment as of April 30, 2025 with BlueHalo’s unaudited consolidated balance sheet as of March 31, 2025.

•	The unaudited pro forma condensed combined statement of income (loss) for the year ended April 30, 2025 combines AeroVironment’s historical audited statement of income (loss) for the year ended April 30, 2025 with BlueHalo’s historical unaudited statements of operations for the twelve months ended March 31, 2025.

•	BlueHalo’s historical unaudited statements of operations, after reclassifications, for the twelve months ended March 31, 2025 was prepared by summing BlueHalo’s unaudited statements of operations for the three months ended March 31, 2025, and BlueHalo’s audited statements of operations for the fiscal year ended December 31, 2024, and subtracting BlueHalo’s unaudited statements of operations for the three months ended March 31, 2024.

The historical financial statements of AeroVironment and BlueHalo have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are merger transaction accounting and financing transaction adjustments which are necessary to account for the Merger, Financing Transactions, and the July 2025 Transactions in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The unaudited pro forma condensed combined financial information and the accompanying notes are provided for informational and illustrative purposes only and should be read in conjunction with AeroVironment’s consolidated financial statements and the notes thereto contained in its Annual Report on Form 10-K for the year ended April 30, 2025 filed with the SEC on June 25, 2025, BlueHalo’s consolidated financial statements and notes for the year ended December 31, 2024 and BlueHalo’s interim unaudited consolidated financial statements and notes for the period ended March 31, 2025 and March 31, 2024 contained within the Current Report on Form 8-K/A filed by AeroVironment on June 27, 2025.

The Merger is being accounted for as a business combination using the acquisition method with AeroVironment as the accounting acquirer in accordance with ASC Topic 805. Under this method of accounting, the estimated GAAP purchase price (as calculated in Note 3) will be allocated to BlueHalo’s assets acquired and liabilities assumed based upon their estimated fair values at the Closing date of the Merger. The process of valuing the net assets of BlueHalo, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, allocation of the preliminary estimated merger consideration and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. All financial data included in the unaudited pro forma condensed combined financial information is presented in thousands of U.S. Dollars, unless noted otherwise, and has been prepared based on U.S. GAAP and AeroVironment’s accounting policies. The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger and the Financing Transactions had been completed on the dates set forth above, nor is it intended to be indicative of the future results or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of April 30, 2025

(in thousands)

	AeroVironment Historical	BlueHalo Historical, After Reclassifications (Note 2)	Merger Transaction Accounting Adjustments (Note 4A)		Financing Transactions Adjustments (Note 4B)		Pro Forma Financial Information adjusted for the Transaction and Financing Adjustments	July 2025 Transaction Adjustments (Note 6A)		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$40,862	$55,247	$(910,324)	(a)	$917,141	(a)	$102,926	$351,150	(a)	$454,076
Accounts receivable, net of allowance for doubtful accounts	101,967	65,478	-		-		167,445	-		167,445
Unbilled receivables and retentions	290,009	124,533	-		-		414,542	-		414,542
Inventories, net	144,090	78,816	31,184	(b)	-		254,090	-		254,090
Income taxes receivable	622	3,034	-		-		3,656	-		3,656
Prepaid expenses and other current assets	28,966	18,709	(3,014)	(k)	(2,262)	(b)	42,399	-		42,399
Total current assets	606,516	345,817	(882,154)		914,879		985,058	351,150		1,336,208
Long-term investments	31,627	390	-		-		32,017	-		32,017
Property and equipment, net	50,704	122,455	(39,711)	(d)	-		133,448	-		133,448
Operating lease right-of-use assets	31,879	75,183	-		-		107,062	-		107,062
Deferred income taxes	61,460	-	(61,460)	(g)	-		-	-		-
Intangibles, net	48,711	515,106	554,894	(c)	-		1,118,711	-		1,118,711
Goodwill	256,781	874,306	1,427,015	(f)	-		2,558,102	-		2,558,102
Other assets	32,889	3,238	(1,426)	(e)	692	(b)	35,393	-		35,393
Total assets	$1,120,567	$1,936,495	$997,158		$915,571		$4,969,791	$351,150		$5,320,941
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$72,462	$59,635	$(3,000)	(h)	$(2,725)	(a)	$126,372	$-		$126,372
Wages and related accruals	44,253	45,127	-		-		89,380	-		89,380
Customer advances	15,952	31,071	-		-		47,023	-		47,023
Current portion of long-term debt	-	839,780	(839,780)	(j)	35,000	(b)	35,000	(35,000)	(b)	-
Current operating lease liabilities	10,479	11,808	-		-		22,287	-		22,287
Income taxes payable	356	212	-		-		568	(1,609)	(c)	(1,041)
Other current liabilities	28,659	14,561	(10,979)	(i)	-		32,241	-		32,241
Total current liabilities	172,161	1,002,194	(853,759)		32,275		352,871	(36,609)		316,262
Long-term debt, net of current portion	30,000	10,773	(10,773)	(j)	883,296	(b)	913,296	(329,596)	(b)	583,700
Non-current operating lease liabilities	23,812	76,548	-		-		100,360	-		100,360
Other non-current liabilities	2,026	924	-		-		2,950	-		2,950
Liability for uncertain tax positions	6,061	-	-		-		6,061	-		6,061
Deferred income taxes	-	23,785	65,513	(g)	-		89,298	(3,912)	(c)	85,386
Commitments and contingencies	-	-	-		-		-	-		-
Mezzanine equity:
Preferred units	-	91,926	(91,926)	(k)	-		-	-		-
Members’ equity	-	730,345	(730,345)	(k)	-		-	-		-
Stockholders’ equity:
Common stock, $0.0001 par value	4	-	2	(k)	-		6	-		6
Additional paid-in capital	618,711	-	2,637,349	(k)	-		3,256,060	722,450	(d)	3,978,510
Accumulated other comprehensive loss	(6,514)	-	-		-		(6,514)	-		(6,514)
Retained earnings	274,306	-	(18,903)	(k)	-		255,403	(1,183)	(d)	254,220
Total mezzanine equity, members' equity and stockholders’ equity	886,507	822,271	1,796,177		-		3,504,955	721,267		4,226,222
Total liabilities, mezzanine equity, members' equity and stockholders’ equity	$1,120,567	$1,936,495	$997,158		$915,571		$4,969,791	$351,150		$5,320,941

See the accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)

For the Year Ended April 30, 2025

(in thousands, except share and per share data)

	AeroVironment Historical	BlueHalo Historical, After Reclassifications (Note 2)	Merger Transaction Accounting Adjustments (Note 5A)		Financing Transaction Adjustments (Note 5B)		Pro Forma Financial Information adjusted for the Transaction and Financing Adjustments	July 2025 Transaction Adjustments (Note 6B)		Pro Forma Combined
Revenue:
Product sales	$692,722	$396,630	$-		$-		$1,089,352	$-		$1,089,352
Contract services	127,905	446,055	-		-		573,960	-		573,960
	820,627	842,685	-		-		1,663,312			1,663,312
Cost of sales:
Product sales	404,347	288,744	48,861	(a)	-		741,952	-		741,952
Contract services	97,644	381,799	19,879	(b)	-		499,322	-		499,322
	501,991	670,543	68,740		-		1,241,274	-		1,241,274
Gross margin:
Product sales	288,375	107,886	(48,861)		-		347,400	-		347,400
Contract services	30,261	64,256	(19,879)		-		74,638	-		74,638
	318,636	172,142	(68,740)		-		422,038	-		422,038
Selling, general and administrative	158,753	210,250	110,455	(c)	-		479,458			479,458
Research and development	100,729	15,126	-		-		115,855	-		115,855
Impairment of goodwill	18,359						18,359	-		18,359
Income (loss) from operations	40,795	(53,234)	(179,195)		-		(191,634)	-		(191,634)
Other (loss) income:
Interest income (expense), net	(2,188)	(74,159)	74,159	(d)	(66,741)	(a)	(68,929)	57,227	(a)	(11,702)
Other income (expense), net	1,057	6,823	-		-		7,880	-		7,880
Income (loss) before income taxes	39,664	(120,570)	(105,036)		(66,741)		(252,683)	57,227		(195,456)
Provision for (benefit from) income taxes	882	(25,560)	(42,026)	(e)	(16,018)	(b)	(82,722)	13,735	(b)	(68,987)
Equity method investment (loss) income, net of tax	4,837	-	-		-		4,837	-		4,837
Net income (loss)	$43,619	$(95,010)	$(63,010)		$(50,723)		(165,124)	43,492		$(121,632)
Net income (loss) per share
Basic	$1.56						(3.63)			$(2.53)
Diluted	1.55						(3.63)			(2.53)
Weighted-average shares outstanding:
Basic	28,018,656	-	17,425,849	(f)	-		45,444,505	2,697,162	(c)	48,141,667
Diluted	28,173,488	-	17,271,017	(f)	-		45,444,505	2,697,162	(c)	48,141,667

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

AeroVironment’s and BlueHalo’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align AeroVironment’s and BlueHalo’s financial statements presentation. AeroVironment is currently in the process of evaluating BlueHalo’s accounting policies. As a result of that review, additional differences could be identified among the accounting policies of the companies. Based upon the review prepared to date, AeroVironment has determined that no significant adjustments are necessary to conform BlueHalo’s financial statements to the accounting policies used by AeroVironment.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC Topic 805, with AeroVironment as the accounting acquirer of BlueHalo using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of AeroVironment and BlueHalo. Under ASC Topic 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value. The excess of the preliminary estimated merger consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The preliminary estimated merger consideration is based upon the estimated shares of AeroVironment to be issued multiplied by AeroVironment’s share price and cash payments by AeroVironment at the Closing Date. Transaction costs associated with the business combinations are expensed as incurred.

The allocation of the preliminary estimated merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the preliminary estimated merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Merger could differ materially from the preliminary. The final valuation will be based on the actual net tangible and intangible assets existing at the acquisition date.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that AeroVironment believes are reasonable under the circumstances. AeroVironment is not aware of any material transactions between AeroVironment and BlueHalo nor amongst BlueHalo during the periods presented that have not already been eliminated in consolidation of BlueHalo. Accordingly, adjustments to eliminate transactions between AeroVironment and BlueHalo have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2 - Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, AeroVironment management performed a preliminary analysis of BlueHalo’s financial information to identify differences in financial statement presentation as compared to the presentation of AeroVironment. With the information currently available, AeroVironment has determined that no significant adjustments are necessary to conform BlueHalo’s financial statements to those used by AeroVironment. However, certain reclassification adjustments have been made to conform BlueHalo’s historical financial statement presentation to AeroVironment’s financial statement presentation and accounting policies. Following the Closing Date, the combined company will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A)	Refer to the table below for a summary of reclassification adjustments made to present BlueHalo’s balance sheet as of March 31, 2025 to conform with that of AeroVironment’s (in thousands):

AeroVironment’s Historical Consolidated Balance Sheet Line Items	BlueHalo Historical Consolidated Balance Sheet Line Items	BlueHalo Historical Consolidated Balances As of March 31, 2025	Reclassification			BlueHalo Historical, After Reclassifications As of March 31, 2025
Cash and cash equivalents	Cash and cash equivalents	$55,247	$			$55,247
Accounts receivable, net of allowance for doubtful accounts	Billed Receivables net of allowance for credit losses	65,478				65,478
Unbilled receivables and retentions	Contract assets	124,533				124,533
Inventories, net	Inventory	78,816				78,816
Income taxes receivable	Income taxes receivable	3,034				3,034
Prepaid expenses and other current assets	Prepaid and other current assets	18,530		179	(a)	18,709
Long-term investments				390	(b)	390
Property and equipment, net	Property and equipment, net	122,455				122,455
Operating lease right-of-use assets	Operating lease right-of-use assets	75,183				75,183
Intangibles, net	Intangible assets, net	515,106				515,106
Goodwill	Goodwill, net	874,306				874,306
Other assets	Other noncurrent assets	3,628		(390)	(b)	3,238
Accounts payable	Accounts payable	62,937		(3,302)	(a),(c)	59,635
Wages and related accruals	Accrued payroll and related liabilities	45,127				45,127
Customer advances	Contract liabilities	23,468		7,603	(d)	31,071
Current portion of long-term debt	Current portion of notes payable	794,780		45,000	(e)	839,780
	Line of credit	45,000		(45,000)	(e)	-
Current operating lease liabilities	Current operating lease liability	11,808				11,808
Income taxes payable				212	(f)	212
Other current liabilities	Other current liabilities	18,568		(4,007)	(c),(d),(f), (g)	14,561
	Related party notes payable	11,100		(11,100)	(g),(h)	-
Long-term debt, net of current portion				10,773	(h)	10,773
Non-current operating lease liabilities	Non-current operating lease liability	76,548				76,548
Other non-current liabilities	Other noncurrent liabilities	924				924
Liability for uncertain tax positions
Deferred income taxes	Deferred income taxes	23,785				23,785
	Preferred units	91,926				91,926
	Members equity	730,345				730,345

(a)	Reclassification of $(0.2) million of Prepaid and other current assets to Accounts payable.

(b)	Reclassification of $0.4 million of Other noncurrent to Long-term investments.

(c)	Reclassification of $3.5 million of Accounts payable to Other current liabilities.

(d)	Reclassification of $(7.6) million of Contract liabilities to Other current liabilities.

(e)	Reclassification of $45.0 million of Line of credit to Current portion of long-term debt.

(f)	Reclassification of $0.2 million of Other current liabilities to Income taxes payable.

(g)	Reclassification of $0.3 million of Related party notes payable to Other current liabilities.

(h)	Reclassification of $10.8 million of Related party notes payable to Long-term debt, net of current position.

B)	Refer to the table below for a summary of adjustments made to present BlueHalo’s statement of operations for the twelve months ended March 31, 2025 to conform with that of AeroVironment’s (in thousands):

		A	B	C	A + B - C
AeroVironment’s Historical Statement of Income Line Items	BlueHalo Historical Consolidated Statement of Operations Line Items	BlueHalo Historical Year Ended December 31, 2024	BlueHalo Historical Three Month Ended March 31, 2025	BlueHalo Historical Three Month Ended March 31, 2024	BlueHalo Historical Twelve Month Ended March 31, 2025	Reclassification	Note	BlueHalo Historical, After Reclassifications Twelve Month Ended March 31, 2025
Revenue:	Revenue:
Product Sales	Product Sales	$370,827	$108,359	$82,556	$396,630			$396,630
Contract Services	Contract Services	423,937	101,805	79,687	446,055			446,055

Cost of sales:	Cost of revenue:
Product Sales	Product Sales	194,006	53,621	45,488	202,139	86,605	(a),(c)	288,744
Contract Services	Contract Services	255,128	63,345	49,864	268,609	113,190	(b),(d)	381,799

Selling, general and administrative	Selling, general and administrative	318,427	74,953	61,691	331,689	(121,439)	(a),(b),(e)	210,250
Research and development	Research and development	8,286	9,399	2,559	15,126			15,126
	Depreciation and amortization	70,332	20,313	12,289	78,356	(78,356)	(c),(d),(e)	-
Interest income (expense), net	Interest expense	(65,329)	(25,009)	(16,179)	(74,159)			(74,159)
Other income (expense), net	Other income	6,946	164	287	6,823			6,823
Provision for (benefit from) income taxes	Income tax expense (benefit)	(32,352)	(835)	(7,627)	(25,560)			(25,560)

(a)	Reclassification of $78.3 million of reimbursable overhead expenses from Selling, general and administrative to Cost of sales - Product sales to conform with AeroVironment’s accounting policy.

(b)	Reclassification of $103.8 million of reimbursable overhead expenses from Selling, general and administrative to Cost of sales - Contract services to conform with AeroVironment’s accounting policy.

(c)	Reclassification of $8.3 million of technology-related intangible asset amortization expense from Depreciation and amortization to Cost of sales - Product sales.

(d)	Reclassification of $9.4 million technology-related intangible asset amortization expense from Depreciation and amortization related to Cost of sales - Contract services.

(e)	Reclassification of $60.7 million of the remaining depreciation and amortization not included in (c) and (d), above, from Depreciation and amortization to Selling, general and administrative.

Note 3 – Preliminary Merger Consideration Allocation

Merger consideration

The following table summarizes the preliminary estimated merger consideration (in thousands):

Amount
Preliminary merger consideration transferred (i)	$2,640,365
Settlement of BlueHalo’s transaction expenses by AeroVironment	25,214
Settlement of BlueHalo’s indebtedness as of the Closing date	863,207
Preliminary estimated merger consideration	$3,528,786

i)	The fair value of AeroVironment’s common stock issued is based on 17,425,849 shares issued as consideration and the closing share price of $151.52 on April 30, 2025. The amount of shares issued as consideration is based upon the terms of the Merger Agreement, which provide for an aggregate merger consideration of 18,548,698 shares less the Closing Share Leakage Amount of 24,716 shares and the Excess Closing Indebtedness Share Amount of 1,098,133 shares.

Preliminary merger consideration allocation

The assumed accounting for the Merger, including the estimated preliminary merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed in the Merger, AeroVironment used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. AeroVironment is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that AeroVironment believes are reasonable under the circumstances. The purchase price adjustments relating to the Merger are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary estimated merger consideration allocation, as if the Merger had been completed on April 30, 2025 (in thousands):

Amount
Assets:
Cash and cash equivalents	$55,247
Accounts receivable, net of allowance for doubtful accounts	65,478
Unbilled receivables and retentions	124,533
Inventories, net (i)	110,000
Income taxes receivable	3,034
Prepaid expenses and other current assets	18,709
Long-term investments	390
Property and equipment, net	82,744
Operating lease right-of-use assets	75,183
Deferred income taxes (iii)	-
Intangibles, net (ii)	1,070,000
Goodwill	2,301,321
Other assets	1,812
Liabilities:
Accounts payable	59,635
Wages and related accruals	45,127
Customer advances	31,071
Current portion of long-term debt	-
Current operating lease liabilities	11,808
Income taxes payable	212
Other current liabilities	3,582
Long-term debt, net of current portion	-
Non-current operating lease liabilities	76,548
Other non-current liabilities	924
Liability for uncertain tax positions	-
Deferred income taxes (iii)	150,758
Preliminary estimated merger consideration	$3,528,786

i)	The unaudited pro forma condensed combined balance sheet has been adjusted to record the acquired inventories at a preliminary fair value of approximately $110.0 million, an increase of $31.2 million from the carrying value. The unaudited pro forma condensed combined statement of income (loss) for the year ended April 30, 2025 has been adjusted to recognize additional cost of goods sold related to the increased basis. The additional costs are not anticipated to affect the consolidated statement of income (loss) beyond twelve months after the acquisition date.

ii)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following (in thousands):

	Preliminary Fair Value	Estimated Useful Life (Years)
Preliminary fair value of intangible assets acquired:
Backlog	$50,000	1
Customer relationships	620,000	7
Developed technology	400,000	4-10
Intangible assets acquired	$1,070,000

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $19.4 million for the year ended April 30, 2025. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

The fair value assigned to intangible assets has been estimated based on third-party preliminary valuation studies utilizing income-based methodologies and corroborated with benchmarks of similar transactions in the industry.

iii)	Deferred tax assets and liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation. In addition, as a result of the Merger, AeroVironment expects to realize the benefit of certain deferred tax assets where BlueHalo’s previously recorded a valuation allowance, therefore the valuation allowance is expected to be reduced in purchase accounting.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A)	Adjustments included in the Merger Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of April 30, 2025 are as follows:

(a) Reflects adjustment to cash and cash equivalents (in thousands):

Amount
Estimated Merger transaction costs (i)	$(21,903)
Settlement of BlueHalo’s indebtedness, including accrued interest	(863,207)
Settlement of BlueHalo's transaction expenses	(25,214)
Net pro forma merger transaction accounting adjustment	$(910,324)

i)	These non-recurring costs consist of legal advisory, financial advisory, accounting and consulting costs of AeroVironment related to the Merger.

(b) Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting (in thousands).

Amount
Preliminary fair value of acquired inventories	$110,000
Less: BlueHalo’s historical net book value of inventories	(78,816)
Net pro forma merger transaction accounting adjustment	$31,184

(c) Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 3 above for additional information on the acquired intangible assets expected to be recognized (in thousands).

Amount
Preliminary fair value of acquired intangibles	$1,070,000
Less: BlueHalo’s historical net book value of intangible assets	(515,106)
Net pro forma merger transaction accounting adjustment	$554,894

(d) Reflects the adjustment to write-off BlueHalo’s historical capitalized software of $39.7 million from property and equipment, net as the future cash flows associated with these assets are captured within the fair value of acquired intangibles.

(e) Reflects the adjustment to write-off BlueHalo’s historical patent costs of $1.4 million from other assets as the future cash flows associated with these assets are captured within the fair value of acquired intangibles.

(f) Reflects the elimination of historical goodwill and excess of the estimated GAAP purchase price over the preliminary fair value of the underlying assets acquired and liabilities assumed (in thousands).

Amount
Goodwill per purchase price allocation (Note 4)	$2,301,321
Less: BlueHalo’s historical goodwill	(874,306)
Net pro forma merger transaction accounting adjustment	$1,427,015

(g) Represents the adjustment to deferred tax liability of $127.0 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation, primarily resulting from the preliminary fair value of intangible assets. Further, represents a reclassification of AeroVironment’s historical deferred tax asset of $61.5 million to net against the deferred tax liability, above. These adjustments were based on the applicable statutory tax rate with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods after completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(h) Reflects the net reduction in accounts payable related to AeroVironment’s merger transaction expenses of $3.0 million payable as of April 30, 2025.

(i) Reflects the net reduction in other current liabilities related to the write-off of BlueHalo’s accrued interest of $4.0 million and accrued transaction expenses of $7.0 million, respectively, as of March 31, 2025 which will be settled at close.

(j) Reflects the impact of the settlement of BlueHalo’s debt. The impact on current portion of long-term debt and long-term debt have been adjusted for the following (in thousands).

	Current portion of long- term debt	Long-term debt	Total
BlueHalo’s indebtedness to be settled at close	$(844,766)	$(10,773)	$(855,539)
Eliminate BlueHalo’s Companies’ unamortized deferred financing fees	4,986	-	4,986
Net pro forma merger transaction accounting adjustment	$(839,780)	$(10,773)	$(850,553)

(k) Reflects the adjustments to Stockholders’ equity (in thousands):

	Mezzanine equity	Members’ Equity	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive loss
Elimination of BlueHalo’s historical equity	$(91,926)	$(730,345)	$-	$-	$-	$-
Estimated shares of AeroVironment common stock issued to BlueHalo’s equity-holders	-	-	2	2,640,363	-	-
Estimated expensed transaction costs (i)	-	-	-	-	(18,903)	-
Estimated deferred transaction costs (ii)	-	-	-	(3,014)	-	-
Net pro forma merger transaction accounting adjustments	$(91,926)	$(730,345)	$2	$2,637,349	$(18,903)	$-

i)	Consists of AeroVironment’s non-recurring financial advisory, legal advisory, accounting, and consulting costs associated with the Merger that were not eligible to be deferred.

ii)	Consists of AeroVironment’s non-recurring financial advisory, legal advisory, accounting, and consulting costs associated with the Merger that were eligible to be deferred and recorded within prepaid expenses and other current assets.

B)	Adjustments included in the Financing Transactions Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of April 30, 2025 are as follows:

(a) Reflects adjustment to cash and cash equivalents related to the Financing Transactions (in thousands):

Amount
Proceeds from Term Loan A facility (i)	$700,000
Debt issuance costs (ii)	(7,859)
Proceeds from Revolving Facility (iii)	225,000
Net pro forma financing transaction adjustment	$917,141

i)	Total principal amount of AeroVironment’s Term Loan A facility with BofA NA and BofA Securities, Inc. issued in contemplation of the Merger.

ii)	Consists of the commitment fee, structuring fee, legal fees, and other debt issuance costs.

iii)	Total proceeds received by AeroVironment from drawing upon the Revolving Facility.

As of April 30, 2025, AeroVironment had accrued debt issuance costs associated with the Financing Transaction of $2.7 million within accounts payable.

(b) Reflects the impact of the Financing Transactions. The impact on current portion of long-term debt and long-term debt have been adjusted for the following (in thousands)

	Current portion of long- term debt	Long-term debt	Total
Term Loan A Facility (i)	$35,000	$665,000	$700,000
Debt issuance costs related to Term Loan A facility (ii)	-	(6,704)	(6,704)
Revolving Facility (iii)	-	225,000	225,000
Net pro forma financing transaction adjustment	$35,000	$883,296	$918,296

i)	Relates to the Term Loan A facility issued by AeroVironment in contemplation of the Merger.

ii)	Consists of the commitment fee, structuring fee, legal fees and other debt issuance costs.

iii)	Total proceeds received by the AeroVironment from drawing upon the Revolving Facility. Capitalized debt issuance costs associated with the Revolving Facility of $0.7 million were reflected as a pro forma financing transaction adjustment to other assets.

As of April 30, 2025, AeroVironment had capitalized debt issuance costs associated with the Financing Transactions of $2.2 million within prepaid and other current assets. AeroVironment expensed $0.5 million of debt issuance costs associated with the Financing Transaction for the year ended April 30, 2025.

Note 5 – Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Income (Loss)

A)	Adjustments included in the Merger Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statement of income (loss) for the year ended April 30, 2025 are as follows:

(a) Reflects the adjustments to cost of product sales including the amortization of the estimated fair value of intangibles and the amortization of the estimated inventory fair value adjustment (in thousands).

For the Year Ended April 30, 2025
Amortization of intangible assets	$26,005
Less: BlueHalo’s historical amortization of intangible assets	(8,328)
Amortization of inventory fair value adjustment	31,184
Net pro forma merger transaction accounting adjustment	$48,861

(b) Reflects the adjustments to cost of contract services sold including the amortization of the estimated fair value of intangibles (in thousands).

For the Year Ended April 30, 2025
Amortization of intangible assets	$29,245
Less: BlueHalo’s historical amortization of intangible assets	(9,366)
Net pro forma merger transaction accounting adjustment	$19,879

(c) Reflects the adjustments to selling, general and administrative expenses (“SG&A”) including the amortization of the estimated fair value of intangibles and the estimated transaction costs expensed (in thousands).

For the Year Ended April 30, 2025
Amortization of intangible assets	$138,571
Less: BlueHalo’s historical amortization of intangible assets	(35,830)
Less: BlueHalo’s historical depreciation of capitalized software assets	(11,189)
Estimated AeroVironment transaction expenses(i)	18,903
Net pro forma merger transaction accounting adjustment	$110,455

i)	Represents additional transaction costs to be incurred by AeroVironment after April 30, 2025. These costs will not affect AeroVironment’s consolidated statement of income (loss) beyond twelve months after the acquisition date

(d) Reflects the removal of historical interest expense associated with BlueHalo’s existing indebtedness which was extinguished at the Closing date of the Merger (in thousands):

For the Year Ended April 30, 2025
BlueHalo’s historical interest expense, net of interest income	$74,159

(e) To record the income tax impact of the pro forma adjustments (in thousands):

For the Year Ended April 30, 2025
Net pro forma merger transaction accounting adjustments to income (loss) before income taxes	$(105,036)
Less: BlueHalo’s historical interest expense (i)	(74,159)
Less: AeroVironment transaction expenses estimated to not be deductible for tax purposes (ii)	4,085
Historical and pro forma amounts to be tax affected	(175,110)
Estimated statutory income tax rate (iii)	24%
Net pro forma merger transaction accounting adjustment	$(42,026)

i)	BlueHalo historically was unable to recognize a tax benefit when recognizing interest expense due to a limitation under Section 163(j) and associated valuation allowance against its Section 163(j) carryover tax attribute, as it was determined the realizability of such attribute was not at more-likely-than-not. Consequently, no adjustment has been made to tax effect the reversal of historical interest expense. AeroVironment is expected to recognize a tax benefit when recognizing interest expense as the realizability is deemed to be at more-likely-than-not, and therefore the prospective interest expense has been tax effected.

ii)	Reflects $14.8 million of AeroVironment transaction expenses estimated to be deductible for tax purposes.

iii)	Represents an estimated statutory income tax rate in effect of 24% for the year ended April 30, 2025. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods after completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(f) The pro forma basic and diluted weighted average shares outstanding are as follows (in thousands):

For the Year Ended April 30, 2025
Pro forma basic and dilutive weighted average shares:
Historical weighted average AeroVironment common stock shares outstanding	28,018,656
Issuance of shares to BlueHalo	17,425,849
Pro forma weighted average shares – basic and dilutive	45,444,505

Potentially dilutive shares not included in the computation of diluted weighted-average common shares because their effect would have been anti-dilutive were 154,832 for the year ended April 30, 2025.

B)	Adjustments included in the Financing Transactions Adjustment column in the accompanying unaudited pro forma condensed combined statement of income (loss) for the year ended April 30, 2025 are as follows:

(a)	Reflects the interest income (expense), net related to the financing and amortization of issuance costs related to the Financing Transactions (in thousands):

For the Year Ended April 30, 2025
Interest expense related to the Financing Transactions (i)	$(63,148)
Amortization of debt issuance costs related to AeroVironment’s financing	(3,593)
Net pro forma financing transaction adjustment:	$(66,741)

i)	Reflects an estimated interest rate of 6.9%. A 0.125% variance in the weighted–average variable interest rates would result in a $1.1 million change in income before income taxes annually.

(b) To record the income tax impact of the pro forma adjustments utilizing an estimated statutory income tax rate in effect of 24% for the year ended April 30, 2025. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods after completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Note 6 – Adjustments to the Unaudited Pro Forma Combined Financial Information for the July 2025 Transactions

A)	Adjustments included in the July 2025 Transaction Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of April 30, 2025 are as follows:

(a) Reflects adjustment to cash and cash equivalents (in thousands):

Amount
Cash proceeds from the Convertible Notes Offering, net of estimated issuance costs	$583,700
Cash proceeds from the Common Stock Offering, net of estimated issuance costs	722,450
Repayment of the Term Loan	(700,000)
Repayment of the Revolver	(255,000)
Pro forma July 2025 Transaction adjustments to cash and cash equivalents	$351,150

After April 30, 2025, AeroVironment drew an additional $10.0 million on the Revolver for a total of $265.0 million and incurred approximately $0.4 million of interest on the Revolver and the Term Loan, which will be repaid using net proceeds from the July 2025 Transactions. As such, actual cash proceeds will be $10.4 million less than the pro forma adjustment above.

(b)	The adjustment to current and long-term debt is comprised of the following items (in thousands):

	Current portion of long- term debt	Long-term debt	Total
Proceeds from the Convertible Notes Offering	$-	$600,000	$600,000
Repayment of the Term Loan	(35,000)	(665,000)	(700,000)
Repayment of the Revolver	-	(255,000)	(255,000)
Debt issuance costs related to the Convertible Notes (i)	-	(16,300)	(16,300)
Write-off unamortized deferred financing fees related to the Term Loan	-	6,704	6,704
Net pro forma July 2025 Transaction adjustment	$(35,000)	$(329,596)	$(364,596)

i)	Consists of the commitment fee, structuring fee, legal fees and other debt issuance costs.

(c)	Reflects the estimated net decrease in income taxes payable of $1.6 million related to the tax impact of the write-off unamortized deferred financing fees related to the Term Loan and an estimated net reduction of deferred income taxes of $3.9 million related to the tax impact of the Convertible Notes deferred financing fees.

(d)	Reflects adjustments to Stockholders’ equity (in thousands):

	Members’ Equity	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive loss
Common Stock Offering, net of issuance costs	$-	$-	$722,450	$-	$-
Loss on the Term Loan debt extinguishment	-	-	-	(6,704)	-
Net tax impact related to deferred financing fees and write-off of the Term Loan deferred financing fees	-	-	-	5,521	-
Net pro forma July 2025 Transaction adjustment to Stockholders' equity	$-	$-	$722,450	$(1,183)	$-

B)	Adjustments included in the July 2025 Transaction Adjustments column in the accompanying unaudited pro forma condensed combined statement of income (loss) for the year ended April 30, 2025 are as follows:

(a)	Reflects adjustment to interest income (expense) relating to the repayment of indebtedness under the Term Loan (in thousands):

For the Year Ended April 30, 2025
Remove interest expense related to the Term Loan and Revolver Financing Transactions	$68,691
Interest expense related to the Convertible Notes Offering (i)	(4,760)
Loss on the Term Loan debt extinguishment	(6,704)
Net pro forma July 2025 Transaction adjustment to interest income (expense)	$57,227

i)	Reflects an assumed interest rate of 0.25% for $600.0 million of convertible senior notes. A 12.5 basis point variance in the interest rate for $600.0 million of convertible senior notes would result in a $0.7 million change in income before income taxes annually. Each variance of $100.0 million in principal amount of convertible senior notes sold in the Convertible Notes Offering would result in a $0.3 million change in income before income taxes annually.

(b)  To record the income tax impact of the pro forma adjustments utilizing an estimated statutory income tax rate in effect of 24% for the year ended April 30, 2025. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods after completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(c)  The pro forma basic and diluted weighted average shares outstanding are as follows (in thousands):

For the Year Ended April 30, 2025
Pro forma basic and dilutive weighted average shares:
Pro forma weighted average shares - basic and dilutive, for the Transaction and Financing Adjustments	45,444,505
Pro forma weighted average shares - basic and dilutive, further adjusted for the Common Stock Offering (i)	2,697,162
Pro forma weighted average shares – basic and dilutive	48,141,667

i)	Reflects the assumed sale of $750.0 million of common stock in the Common Stock Offering at an assumed public offering price of $278.07 per share, the last reported sale price for AeroVironment’s common stock on June 27, 2025.

Potentially dilutive shares not included in the computation of diluted weighted-average common shares because their effect would have been anti-dilutive were 154,832 for the year ended April 30, 2025.